Exhibit 10.4

AMKOR TECHNOLOGY, INC.

2021 EQUITY INCENTIVE PLAN

GLOBAL STOCK OPTION AWARD AGREEMENT

Unless otherwise defined herein, the terms defined in the Amkor Technology, Inc. 2021 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Global Stock Option Award Agreement, including the general terms and conditions for non-U.S. Participants and the additional terms and conditions for certain countries, all as set forth in the appendix attached hereto (the “Appendix” and, together, the “Award Agreement”).

Participant Name:

Address:

You have been granted an Option to purchase Common Stock of Amkor Technology, Inc. (the “Company”), subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number:
Date of Grant:
Vesting Commencement Date:	See Vesting Schedule Below
Exercise Price per Share:
Total Number of Shares Granted:
Type of Option:
Term/Expiration Date:

1. Grant of Option. The Company hereby grants to the individual named in this Award Agreement (the “Participant”) an option (the “Option”) to purchase the number of Shares, as set forth in this Award Agreement, at the exercise price per Share set forth in this Award Agreement (the “Exercise Price”), subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall prevail.

If designated in the Award Agreement as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if this Option is intended to be an Incentive Stock Option, to the extent that it exceeds the $100,000 limit set forth in Section 422(d) of the Code, it shall be treated as a Nonstatutory Stock Option (“NSO”)

2. Vesting Schedule. Except as provided in Section 4 and subject to any acceleration provisions contained in the Plan or set forth below, this Option will become vested and exercisable in accordance with the following schedule:

The Option will become vested and exercisable with respect to twenty-five percent (25%) of the Shares subject to the Option on the first anniversary of the Date of Grant, and in equal quarterly installments thereafter, such that 100% of the Option will be vested and exercisable on the fourth anniversary of the Date of Grant. 100% of the Shares subject to this Award also shall vest upon the Participant’s death or cessation as a Service Provider due to Disability. In the event of a Change in Control, the Award will be treated as the Administrator determines in accordance with the Plan, including, without limitation, assumption or grant of a substitute award by the successor or acquiring company. If the successor or acquiring company does not assume or provide a substitute for the Award, the Award will fully vest in connection with such Change in Control.

Options scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting is scheduled to occur. For the avoidance of doubt, employment or service during only a portion of the vesting period until the respective vesting date shall not entitle Participant to vest in a pro rata portion of the Option scheduled to vest on such date.

3. Termination Period.

(a) In the event that Participant ceases to be a Service Provider, the portion of the Option that is not vested as of such date shall be immediately forfeited with no consideration due to Participant and the portion of the Option that is vested and exercisable as of the date of such cessation shall remain exercisable (except as otherwise provided below): (x) if Participant ceases to be a Service Provider due to Participant’s resignation for any reason (other than Retirement) or due to termination by the Company or any Subsidiary for any reason, for three (3) months after Participant ceases to be a Service Provider; (y) if Participant ceases to be a Service Provider due to death or Disability, for twenty-four (24) months after Participant ceases to be a Service Provider; and (z) if Participant ceases to be a Service Provider due to Retirement, for twenty-four (24) months following Participant’s Retirement. If the exercise of the Option following the termination of Participant’s status as a Service Provider (other than upon Participant’s death or Disability) would result in liability under Section 16(b), then the vested portion of the Option will terminate on the earlier of (A) the Term/Expiration Date or (B) the tenth (10th) day after the last date on which such exercise would result in such liability under Section 16(b). If the exercise of the Option following the termination of Participant’s status as a Service Provider (other than upon Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the U.S. Securities Act of 1933, as amended (the “Securities Act”), then the vested portion of the Option will terminate on the earlier of (A) the Term/Expiration Date or (B) three (3) months after the last day on which the exercise of the Option would be in violation of such registration requirements. Notwithstanding anything contained herein to the contrary, in no event shall this Option be exercised later than the Term/Expiration Date as provided above. In addition, the Option may be subject to earlier termination as provided in Section 16(c) of the Plan.

(b) For purposes of the Option, the Participant’s status as a Service Provider will be deemed terminated as of the date Participant is no longer actively providing services to the Company or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where the Participant is providing service or the terms of the Participant’s employment or other service agreement, if any) and such date will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under labor laws in the jurisdiction where the Participant is providing service or the terms of Participant’s employment or other service agreement, if any). The Administrator shall have the exclusive discretion to determine when Participant is no longer actively provides services for purposes of the Option (including whether Participant may still be considered to be providing services while on a leave of absence).

4. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Option at any time, subject to the terms of the Plan. If so accelerated, such Option will be considered as having vested as of the date specified by the Administrator.

5. Exercise of Option. This Option is exercisable during its term in accordance with the vesting schedule set out in Section 2 of this Award Agreement and the applicable provisions of the Plan and this Award Agreement. This Option is exercisable by completing the transaction through the Company’s captive broker assisted voice response system or the Internet secured transaction system.

The Option shall be deemed to be exercised upon completion of the transactions through the Company’s captive broker assisted voice response system or the Internet secured transaction system, or such other process established by the Company or the Company’s captive broker. The exercise shall be accompanied by payment of the aggregate Exercise Price as to the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and subject to the satisfaction of any applicable withholding obligation for Tax-Related Items (as defined in Section 7 of this Award Agreement). No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with Applicable Laws.

6. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of Participant:

(a) Cash;

(b) Check;

(c) Consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(d) For U.S. Participants only, surrender of other Shares which have a Fair Market Value on the date of exercise equal to the aggregate Exercise Price of the Exercised Shares, provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company; or

(e) Retention by the Company of a number of the whole Shares otherwise deliverable to Participant on exercise of the Option having an aggregate Fair Market Value (determined on the date of exercise) equal to the aggregate Exercise Price unless, in the case of Participants who are not subject to the reporting requirements of Section 16 of the Exchange Act, such right is revoked by the Administrator prior to the time of exercise.

In all events, the aggregate Exercise Price must be paid to the Company within three days after the date of exercise.

Notwithstanding the foregoing, if Participant is subject to Section 16 of the Exchange Act at the time of exercise, then the Exercise Price shall be paid as provided in Section 6(e) above, unless the Administrator and Participant agree otherwise.

7. Responsibility for Taxes.

(a) Participant acknowledges and agrees that, regardless of any action taken by the Company or, if different, the Subsidiary to which Participant is providing services (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. Participant further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired upon the exercise of this Option and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to the relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from Participant’s salary, wages or other compensation payable to Participant by the Company and/or the Service Recipient, (ii) withholding from proceeds of the sale of the Shares acquired upon the exercise of this Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent), (iii) withholding from the Shares otherwise issuable at exercise of this Option, or (iv) any method determined by the Administrator to be in compliance with Applicable Laws. Notwithstanding the foregoing, any Participant who is subject to the requirements of Section 16 of the Exchange Act at the time the withholding obligation for Tax-Related Items becomes due, shall satisfy any withholding obligation for Tax-Related Items by the method described in (iii).

(c) Depending on the withholding method, the Company and/or the Service Recipient may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded, Participant may seek a refund from local tax authorities. In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.

(d) Participant agrees to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of the Shares acquired upon the exercise of the Option, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

8. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including voting and receipt of dividends and distributions on such Shares.

9. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE OPTION PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE SERVICE RECIPIENT TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

10. Appendix. For Participants outside the United States, this Option shall be subject to the general terms and conditions for non-U.S. Participants and the additional terms and conditions for certain countries set forth in the Appendix attached hereto. Moreover, if Participant relocates from the U.S. to one of the countries included in the Appendix or if Participant relocates between countries included in the Appendix during the life of the Option, the general terms and conditions for non-U.S. Participants and the additional terms and conditions for such country shall apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.

11. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant acknowledges that he or she should consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Option.

12. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of its Stock Plan Administrator at Amkor Technology, Inc., 2045 East Innovation Circle, Tempe, Arizona, 85284, or at such other address as the Company may hereafter designate in writing.

13. Waivers. Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other participants.

14. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.

15. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto (provided that neither the Option nor this Award Agreement may be assigned by Participant).

16. Additional Conditions to Issuance of Stock. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any Applicable Laws, or the consent or approval of any U.S. or non-U.S. governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Company. Participant understands that the Company is under no obligation to register or qualify the Shares subject to the Option with any U.S. state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Participant agrees that the Company shall have unilateral authority to amend the Plan and this Award Agreement without Participant’s consent to the extent necessary to comply with Applicable Laws.

17. Administrator Authority. The Administrator has the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan and this Award Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

18. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Option or the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

19. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

20. Agreement Severable. In the event that any provision in this Award Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

21. Modifications to the Award Agreement. The Plan and this Award Agreement constitute the entire understanding of the parties on the subjects covered herein. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Except as otherwise provided herein or in the Plan, modifications to this Award Agreement can be made only in an express written contract executed by Participant and a duly authorized officer of the Company.

22. Governing Law; Venue. This Award Agreement will be governed by the laws of the State of Delaware without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Option or this Award Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Arizona, and agree that such litigation will be conducted solely in the courts of Maricopa County, Arizona, or the federal courts for the United States for the District of Arizona, and no other courts.

23. Code Section 409A. The Option is intended to comply with, or be exempt from, Code Section 409A and all regulations, guidance, compliance programs and other interpretative authority thereunder, and shall be interpreted in a manner consistent therewith. Notwithstanding anything contained herein to the contrary, in the event the Option is subject to Code Section 409A, the Company may, in its sole discretion and without Participant’s prior consent, amend the Plan and/or the Award Agreement, adopt policies and procedures, or take any other actions as deemed appropriate by the Company to (i) exempt the Option from the application of Code Section 409A, (ii) preserve the intended tax treatment of the Option or (iii) comply with the requirements of Code Section 409A. Notwithstanding anything contained herein to the contrary, in no event shall the Company or any Subsidiary have any liability or obligation to Participant or any other person in the event that the Plan or the Option is not exempt from, or compliant with, Code Section 409A.

24. Insider Trading Restrictions/Market Abuse Laws. By accepting the Option, Participant acknowledges that he or she is bound by all the terms and conditions of the Company’s insider trading policy as may be in effect from time to time. Participant further acknowledges that, depending on Participant’s or his or her broker’s country or the country in which the Shares are listed, he or she may be subject to insider trading restrictions and/or market abuse laws which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Options) or rights linked to the value of Shares during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before Participant possessed inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as may be in effect from time to time. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant should speak to his or her personal advisor on this matter.

25. Agreement. Participant’s acceptance of the Option by signing below or by otherwise accepting the Option following such procedures as established by the Company (including an online acceptance process) constitute Participant’s agreement to be bound by the terms and conditions of this Award Agreement and the Plan. The Company may refuse to allow Participant to exercise the Option unless Participant has signed this Award Agreement or otherwise accepted the Option following such procedures as established by the Company (including an online acceptance process).

Participant	Amkor Technology, Inc.

[NAME]

Date	Date

APPENDIX TO

AMKOR TECHNOLOGY, INC.

2021 EQUITY INCENTIVE PLAN

GLOBAL STOCK OPTION AWARD AGREEMENT

Capitalized terms used but not defined in this Appendix shall have the same meanings assigned to them in the Plan and/or the Global Stock Option Award Agreement (the “Option Agreement”).

Terms and Conditions

This Appendix includes general terms and conditions for non-U.S. Participants and additional terms and conditions that govern the Option if Participant works and/or resides in one of the countries listed below. If Participant is a citizen or resident of a country other than the one in which Participant is currently working and/or residing (or is considered as such for local law purposes), or if Participant transfers employment and/or residency to a different country after the Option is granted, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will apply to Participant.

Notifications

This Appendix also includes information regarding certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2021. Such laws are often complex and change frequently. As a result, Participant should not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out-of-date at the time Participant exercises the Option or sells any Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation. As a result, the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s individual situation.

If Participant is a citizen or resident of a country other than the one in which Participant is currently working and/or residing (or is considered as such for local law purposes), or if Participant transfers employment and/or residency to a different country after the Option is granted, the information contained in this Appendix may not be applicable to Participant in the same manner.

GENERAL TERMS AND CONDITIONS APPLICABLE TO ALL NON-US PARTICIPANTS

1. Retirement. The following provision supplements Section 3 of the Option Agreement:

Notwithstanding Section 3(a) of the Option Agreement, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in Participant’s jurisdiction that likely would result in the favorable Retirement treatment that otherwise would apply to the Option pursuant to Section 3(a) of the Option Agreement being deemed unlawful and/or discriminatory, then the Company will not apply this favorable Retirement treatment at the time of the termination of Participant’s status as a Service Provider and the Option will be treated as it would under the rules that otherwise would have applied if the termination of Participant’s status as a Service Provider did not qualify as a Retirement.

2. Data Privacy Information and Consent.

(a) Data Collection and Usage. The Company and the Service Recipient collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all awards granted under the Plan or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is Participant’s consent.

(b) Stock Plan Administration Service Providers. The Company transfers Data to E*TRADE Financial Corporate Services, Inc. and certain of its affiliates (“E*TRADE”), an independent service provider which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. Participant may be asked to agree on separate terms and data processing practices with E*TRADE and such other service providers, with such agreement being a condition to the ability to participate in the Plan.

(c) International Data Transfers. The Company and E*TRADE are based in the U.S., which means that it will be necessary for Data to be transferred to, and processed in, the U.S. Participant’s country or jurisdiction may have different data privacy laws and protections than the U.S. The Company’s legal basis for the transfer of Data, where required, is Participant’s consent.

(d) Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond the Participant’s period as a Service Provider. When the Company and/or the Service Recipient no longer need Data for any of the above purposes, they will cease processing it in this context and remove it from all of their systems used for such purposes to the fullest extent practicable.

(e) Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, Participant’s salary from or employment or service with the Service Recipient will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant the Option or other equity awards to Participant under the Plan or administer or maintain such awards.

(f) Data Subject Rights. Participant may have a number of rights under data privacy laws in his or her jurisdiction. Depending on where Participant is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant can contact his or her local human resources representative.

(g) Other Legal Basis and Additional Consent. Participant understands that the Company may rely on a different legal basis for the collection, processing or transfer of Data in the future and/or request Participant to provide another data privacy consent. If applicable, upon request of the Company or the Service Recipient, Participant will provide a separate executed data privacy agreement (or any other agreements or consents) that the Company and/or the Service Recipient may deem necessary to obtain from Participant for the purpose of administering his or her participation in the Plan in compliance with the data privacy laws in Participant’s country, either now or in the future. Participant understands and agrees that Participant will not be able to participate in the Plan if Participant fails to provide any such agreement requested by the Company and/or the Service Recipient.

3. Nature of Grant. By accepting the Option, Participant acknowledges, understands, and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options, even if stock options have been granted in the past;

(c) all decisions with respect to future stock option or other grants, if any, will be at the sole discretion of the Company;

(d) Participant is voluntarily participating in the Plan;

(e) the Option and any Shares subject to the Option, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f) unless otherwise agreed with the Company, the Option and the Shares subject to the Option, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary;

(g) the Option and any Shares subject to the Option, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, without limitation to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;

(h) the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;

(i) if the underlying Shares subject to the Option do not increase in value, the Option will have no value;

(j) if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease, even below the Exercise Price;

(k) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of labor laws in the jurisdiction where the Participant is providing service or the terms of the Participant’s employment or other service agreement, if any);

(l) unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Award Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(m) neither the Company, the Service Recipient nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

4. Language. Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Award Agreement. If Participant has received this Award Agreement, or any other documents related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

5. Foreign Asset/Account, Exchange Control and Tax Reporting. Participant may be subject to foreign asset/account, exchange control, tax reporting or other requirements which may affect Participant’s ability acquire or hold Options or Shares or cash received from participating in the Plan (including dividends and the proceeds arising from the sale of Shares) in a brokerage/bank account outside Participant’s country. The applicable laws of Participant’s country may require that he or she report such Options, Shares, accounts, assets or transactions to the applicable authorities in such country and/or repatriate funds received in connection with the Plan to Participant’s country within a certain time period or according to certain procedures. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable requirements and should consult his or her personal legal advisor to ensure compliance with Applicable Laws.

ADDITIONAL TERMS AND CONDITIONS FOR CERTAIN COUNTRIES

KOREA

Notifications

Exchange Control Information. To remit funds out of Korea to pay the aggregate Exercise Price in cash (or cash equivalent), Participant must obtain a confirmation of the remittance by a foreign exchange bank in Korea. This is an automatic procedure (i.e., the bank does not need to approve the remittance and the process should not take more than a single day). Participant likely will need to present the bank processing the transaction supporting documentation evidencing the nature of the remittance. Participant should check with the bank to determine whether there are any additional requirements. This confirmation is not necessary if Participant uses a cashless exercise to pay the aggregate Exercise Price because there is no remittance of funds out of Korea in this case.

Foreign Asset / Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds a certain threshold (currently KRW 500 million or an equivalent amount in foreign currency). Participant should consult with his or her personal tax advisor to determine any personal reporting obligations.

PORTUGAL

Terms and Conditions

Consent to Receive Information in English. Participant hereby expressly declares that Participant has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and this Award Agreement.

Conhecimento da Lingua. Por meio do presente, eu declaro expressamente que tem pleno conhecimento da língua inglesa e que li, compreendi e livremente aceitei e concordei com os termos e condições estabelecidas no Plano e no Acordo.

Notifications

Exchange Control Information. If Participant receives Shares at exercise of the Option, the acquisition of the Shares must be reported to the Banco de Portugal for statistical purposes. If the Shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on Participant’s behalf. If the Shares are not deposited with a commercial bank or financial intermediary in Portugal, Participant is responsible for submitting the report to the Banco de Portugal.

SINGAPORE

Terms and Conditions

Restriction on Sale of Shares. The Option is subject to section 257 of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and Participant will not be able to make any subsequent offer to sell or sale of the Shares in Singapore, unless such offer or sale is made (1) after six (6) months from the Date of Grant, (2) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA or (3) pursuant to, and in accordance with, the conditions of any other applicable exemptions under the SFA.

Notifications

Securities Law Information. The offer of the Plan, the grant of the Option, and the issuance of the underlying Shares upon exercise are being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Director Notification. Participant understands and acknowledges that if Participant is a director, associate director or shadow director of a Singapore Subsidiary, Participant is subject to certain notification requirements under the Singapore Companies Act, regardless of whether Participant is a Singapore resident or providing services in Singapore. Among these requirements is an obligation to notify the Singapore Subsidiary in writing when Participant receives an interest (e.g., Options or Shares) in the Company. In addition, Participant must notify the Singapore Subsidiary when Participant sells Shares (including when Participant sells Shares acquired under the Plan). These notifications must be made within two days of acquiring or disposing of any interest in the Company. In addition, a notification must be made of Participant’s interests in the Company within two days of becoming a director, associate director or shadow director.

TAIWAN

Notifications

Securities Law Information. The offer of participation in the Plan is available only for Service Providers. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

Exchange Control Information. Participant may acquire and remit foreign currency (including proceeds from the sale of Shares or the receipt of dividends) up to US$5,000,000 per year without justification. However, if the transaction amount is TWD500,000 or more in a single transaction, Participant must submit a Foreign Exchange Transaction Form and provide supporting documentation to the satisfaction of the remitting bank.